Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Sustainable Development Acquisition I Corp. (the “Company”) on Form S-1 (Amendment No.1) of our report dated January 27, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Sustainable Development Acquisition I Corp. as of December 31, 2020 and for the period from December 16, 2020 (inception) through December , 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
January 27, 2021